EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of Empire Post Media, Inc. on Form S-1 to be filed with the Commission on or about December 15, 2009 of our Independent Registered Public Accounting Firm’s Report dated December 15, 2009, covering the financial statements of Empire Post Media, Inc., for the period from October 13, 2009 (date of inception) through November 30, 2009.

We also consent to the reference to us given as experts in matters of accounting and auditing in this registration statement.

/s/ Rose, Snyder & Jacobs
Rose, Snyder & Jacobs
A corporation of Certified Public Accountants
Encino, California
December 15, 2009